UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   January 3, 2012

Altair Nanotechnologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(801) 858-3750

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4( c)

TABLE OF CONTENTS

Item 7.01	Regulation FD Disclosure

SIGNATURES

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Item 7.01  Regulation FD Disclosure.

Altair Nanotechnologies Inc. and its indirect operating subsidiary, Altairnano, Inc., (collectively, “Altair”) recently became aware of newspaper articles and other publications (collectively, the “Disclosures”) that have been published, primarily in China, concerning Altair’s plan to build an LTO (lithium titanate) plant in the city of Wu'an in Hebei Province in China and to engage in related transactions.  Certain of the Disclosures also include revenue, profit, investment, cost or other projections. Altair has announced that it intends to establish a near term sales presence in China by establishing a Wholly Foreign Owned Enterprise (a "WFOE") in China and, over time, to develop a manufacturing presence there. Representatives of Altair or its affiliates have had positive meetings with government officials in Wu'an with respect to the possibility of Altair's WFOE or an affiliate establishing operations in Wu'an.  However, at this time, Altair has not committed to any specific LTO manufacturing or other related projects in China, nor has it made any revenue, profit, investment, cost or other projections for the China market. Altair is optimistic about its opportunities in China and affirms its intent to timely announce any significant developments or commitments in the China market.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: January 3, 2012	By:	/s/ Frank Gibbard
Frank Gibbard, Chief Executive Officer and Principal Executive Officer

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